Exhibit 4.1

SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of June 12, 2025 (this “Supplemental Indenture”), is entered into among New York Mortgage Trust, Inc. (the “Company”) and UMB Bank National Association, as Trustee.

RECITALS

WHEREAS, the Company and the Trustee entered into an Indenture, dated as of April 27, 2021 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 5.75% Senior Notes due 2026 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Outstanding Notes affected;

WHEREAS, in accordance with Section 902 of the Indenture, the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes to amend the Indenture as set forth herein, which consents have not been withdrawn;

WHEREAS, the Company, pursuant to the foregoing authority, desires to amend the Indenture in certain respects as set forth herein and has requested the Trustee join with it in the execution and delivery of this Supplemental Indenture; and

WHEREAS, all acts and things prescribed by the Indenture necessary to make this Supplemental Indenture a valid and legally binding instrument according to its terms, and a valid and legally binding supplement to the Indenture, have been done and performed;

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee, the Collateral Agent and the Holders (as defined in the Indenture):

ARTICLE I

SECTION 1.01.         Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

SECTION 1.02.         This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company and the Trustee, but will become operative only upon the payment of the Consent Payment (as such term is defined in the Consent Solicitation Statement of the Company dated June 2, 2025 (the “Consent Solicitation Statement”)); if the Consent Payment is not paid pursuant to the Consent Solicitation Statement, this Supplemental Indenture shall be deemed revoked retroactively to the date hereof.

ARTICLE II

The first sentence under the heading Section 1013 Maintenance of Net Debt to Equity Ratio in the Indenture is hereby amended and restated as follows:

SECTION 1013.         Maintenance of Net Debt to Equity Ratio.

The Company will not permit the Net Debt to Equity Ratio as of the last day of each fiscal quarter of the Company to be greater than 8.00 to 1.00.

ARTICLE III

SECTION 3.01.         Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

SECTION 3.02.         Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

SECTION 3.03.         THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 3.04.         The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NEW YORK MORTGAGE TRUST, INC., as Company

By:	/s/ Kristine R. Nario-Eng
Name: Kristine R. Nario-Eng
Title: Chief Financial Officer

UMB BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ James Henry
Name: James Henry
Title: Vice President

[Signature Page to Supplemental Indenture]